News Release

BOARDWALK PURCHASES REMAINING INTEREST IN BOARDWALK HP STORAGE COMPANY, LLC

HOUSTON, February 27, 2012 — Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that a subsidiary has purchased the remaining 80% equity interest in Boardwalk HP Storage Company, LLC from Boardwalk Pipelines Holding Corp. (BPHC), a wholly-owned subsidiary of Loews Corporation (NYSE: L) and the parent of our general partner, for approximately $285 million, which is the same price paid by BPHC when it acquired this interest in December 2011. This transaction was approved by the independent Conflicts Committee of the Board of Directors. "Acquiring the remaining ownership interest in Boardwalk HP Storage was one of our key goals for 2012,” said Stan Horton, President and CEO of Boardwalk. "Boardwalk has been operating these assets since they were acquired in December 2011 and the transition has gone extremely well.”

Boardwalk HP Storage operates seven high deliverability salt dome natural gas storage caverns in Forrest County, Mississippi, having approximately 29 Bcf of total storage capacity, of which approximately 19 Bcf is working gas capacity. The acquired businesses also own undeveloped land which is suitable for up to six additional storage caverns, one of which is expected to be placed in service in 2013 at an incremental cost of approximately $35 million.

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About Boardwalk Pipeline Partners, LP

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, in the transportation, storage and gathering of natural gas. Including the assets acquired, Boardwalk owns approximately 14,300 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 186 Bcf.  Additional information about the partnership can be found on its website at www.bwpmlp.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Boardwalk Pipeline Partners, LP and its subsidiaries. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These and other risks and uncertainties concerning Boardwalk and its expansion projects are described in its filings with the U.S. Securities and Exchange Commission, which are available on Boardwalk's website at www.bwpmlp.com or on the SEC's website at www.sec.gov.

SOURCE:                      Boardwalk Pipeline Partners, LP

Contact:                        Boardwalk Pipeline Partners,
                                       Allison McLean, 866-913-2122
                   Director of Investor Relations